Exhibit 2.(iv)



                           LIST OF
                   EXHIBITS AND SCHEDULES
                 TO ASSET PURCHASE AGREEMENT



Exhibit A   -    Consulting agreement
Exhibit B   -    Noncompetition agreement
Exhibit C   -    Release
Exhibit D   -    Escrow Agreement
Exhibit E   -    Lease Amendments
Exhibit F   -    Seller's Opinion of counsel
Exhibit G   -    Buyer's Opinion of counsel



Schedule 1.1     Personal Property
Schedule 1.2     Inventory
Schedule 1.3     Receivables
Schedule 1.4     Cash, etc.
Schedule 1.5     Intellectual Property
Schedule 1.6     Contracts and Commitments
Schedule 1.11    Leased Equipment
Schedule 2       Trade Payables
Schedule 3.3     Allocation of Purchase Price
Schedule 10.1    Schedule of names
Schedule 10.3    Existing Agreements and Approvals
Schedule 10.6    Permits and Licenses
Schedule 10.7    Financial Statements
Schedule 10.8    Undisclosed Liabilities
Schedule 10.9    Conduct of Business
Schedule 10.10   No Adverse Changes
Schedule 10.12   Employee Benefit Plans
Schedule 10.13   Certain Employees (includes collective
                 bargaining agreements)
Schedule 10.14   Other Contracts
Schedule 10.15   Property owned by Others
Schedule 10.19   Taxes
Schedule 10.22   Environmental Matters
Schedule 10.24   Suppliers and Customers
Schedule 10.25   Progress payments
Schedule 10.28   Insider Transactions
Schedule 10.30   Intellectual Property
Schedule 10.31   Insurance
Schedule 10.32   Leased Premises
Schedule 11.3    Buyer's Required Consents